Exhibit 12.1

Ratio of Earnings to Fixed Charges
	Three Months Ended		Years Ended December 31,
	2012	2011	2011	2010	2009		2008	2007
Fixed Charges:
Interest Expense	1,222	1,312	5,238	6,194	8,857		11,977	15,879
Capitalized Interest	-	-	-	-	-		-	-
Less: Deposit Interest	(1,086)	(1,174)	(4,687)	(5,679)	(8,282)		(11,220)	(15,308)
Preferred Dividends and Accretion	137	143	814	576	530		-	-
Fixed Charges	273	281	1,365	1,091	1,105		757	571

Earnings:
Income before Income Taxes	1,822	1,458	6,854	5,464	(3,768)		1,028	5,931
Fixed Charges (above)	273	281	1,365	1,091	1,105		757	571
Less: Capitalized Interest	-	-	-	-	-		-	-
Earnings	2,095	1,739	8,219	6,555	(2,663)		1,785	6,502

Ratio of Earnings to Fixed Charges (1)
Including interest on deposits	2.49	2.11	2.31	1.88	0.57		1.09	1.37
Excluding interest on deposits	14.40	11.57	13.44	11.61	(5.55)	(2)	2.36	11.39

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends (3)
Including interest on deposits	2.34	2.00	2.13	1.81	0.60		1.09	1.37
Excluding interest on deposits	7.67	6.19	6.02	6.01	(2.41)	(2)	2.36	11.39

(1)
For purposes of computing the ratio, earnings consists of income from continuing operations before income taxes and fixed charges.  Fixed charges consist of interest expense on all borrowings, including/excluding interest on deposits.

(2)	The dollar amount of the deficiency resulting in the less than one-to-one coverage is approximately $3.8 million for the year ended December 31, 2009.
(3)	The calculation is the same as the ratio of earnings to fixed charges except that fixed charges also includes pre-tax earnings required to cover preferred stock dividends.

For purposes of computing the ratio of earnings to fixed charges and of earnings to fixed charges and preferred stock dividends, "earnings" consist primarily of income from continuing operations before income taxes and fixed charges, "fixed charges" include interest, expensed or capitalized, on borrowings (including or excluding deposits, as applicable), and the interest component of rental expense and "preferred stock dividends" include pre-tax earnings required to pay the dividends on outstanding preferred stock. As of March 31, 2012, we had 12,000 shares of Series C Preferred Stock outstanding and prior to August 11, 2011, we had 9,000 shares of Series A Preferred Stock outstanding. No shares of preferred stock were outstanding prior to January 30, 2009.  Preferred stock dividends and any applicable discount accretion amounted to $137,000 and $143,000 for the three months ended March 31, 2012 and 2011, respectively, and amounted to $814,000, $576,000 and $530,000 for the years ended December 31, 2011, 2010 and 2009, respectively.

	Three Months Ended		Years Ended December 31,
	2012	2011	2011	2010	2009	2008	2007
Fixed Charges:
Interest Expense	1,222	1,312	5,238	6,194	8,857	11,977	15,879
Capitalized Interest	-	-	-	-	-	-	-
Less: Deposit Interest	-	-	-	-	-	-	-
Preferred Dividends and Accretion	-	-	-	-	-	-	-
Fixed Charges	1,222	1,312	5,238	6,194	8,857	11,977	15,879

Earnings:
Income before Income Taxes	1,822	1,458	6,854	5,464	(3,768)	1,028	5,931
Fixed Charges (above)	1,222	1,312	5,238	6,194	8,857	11,977	15,879
Less: Capitalized Interest	-	-	-	-	-	-	-
Earnings	3,044	2,770	12,092	11,658	5,089	13,005	21,810

Ratio of Earnings to Fixed Charges
Including interest on deposits	2.49	2.11	2.31	1.88	0.57	1.09	1.37
Excluding interest on deposits

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends
Including interest on deposits
Excluding interest on deposits

	Three Months Ended		Years Ended December 31,
	2012	2011	2011	2010	2009	2008	2007
Fixed Charges:
Interest Expense	1,222	1,312	5,238	6,194	8,857	11,977	15,879
Capitalized Interest	-	-	-	-	-	-	-
Less: Deposit Interest	(1,086)	(1,174)	(4,687)	(5,679)	(8,282)	(11,220)	(15,308)
Preferred Dividends and Accretion	-	-	-	-	-	-	-
Fixed Charges	136	138	551	515	575	757	571

Earnings:
Income before Income Taxes	1,822	1,458	6,854	5,464	(3,768)	1,028	5,931
Fixed Charges (above)	136	138	551	515	575	757	571
Less: Capitalized Interest	-	-	-	-	-	-	-
Earnings	1,958	1,596	7,405	5,979	(3,193)	1,785	6,502

Ratio of Earnings to Fixed Charges
Including interest on deposits
Excluding interest on deposits	14.40	11.57	13.44	11.61	(5.55)	2.36	11.39

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends
Including interest on deposits
Excluding interest on deposits

	Three Months Ended		Years Ended December 31,
	2012	2011	2011	2010	2009	2008	2007
Fixed Charges:
Interest Expense	1,222	1,312	5,238	6,194	8,857	11,977	15,879
Capitalized Interest	-	-	-	-	-	-	-
Less: Deposit Interest	-	-	-	-	-	-	-
Preferred Dividends and Accretion	137	143	814	576	530	-	-
Fixed Charges	1,359	1,455	6,052	6,770	9,387	11,977	15,879

Earnings:
Income before Income Taxes	1,822	1,458	6,854	5,464	(3,768)	1,028	5,931
Fixed Charges (above)	1,359	1,455	6,052	6,770	9,387	11,977	15,879
Less: Capitalized Interest	-	-	-	-	-	-	-
Earnings	3,181	2,913	12,906	12,234	5,619	13,005	21,810

Ratio of Earnings to Fixed Charges
Including interest on deposits
Excluding interest on deposits

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends
Including interest on deposits	2.34	2.00	2.13	1.81	0.60	1.09	1.37
Excluding interest on deposits